Exhibit 99.1

Alto Neuroscience Reports First Quarter 2024 Financial Results and Recent Business Highlights

– Initiated Phase 2 study of ALTO-203 in patients with MDD and anhedonia-–

– Reported positive Phase 1 data with transdermal formulation of novel PDE4 inhibitor, ALTO-101; achieved significantly greater drug exposure with improved tolerability compared to oral administration –

– Patient enrollment on track across Phase 2b MDD studies for ALTO-100 and ALTO-300 –

– Strong cash position of approximately $206 million expected to support planned operations into 2027–

LOS ALTOS, Calif., May 14, 2024 — Alto Neuroscience, Inc. (“Alto”) (NYSE: ANRO) today reported financial results for the first quarter ended March 31, 2024, and highlighted recent corporate progress.

“Our team's commitment to developing personalized therapies for the brain is exemplified by our continued clinical execution and the recent progress across our pipeline,” said Amit Etkin, M.D., Ph.D., founder and CEO of Alto Neuroscience. “We are proud to have initiated five Phase 2 clinical studies since Alto’s inception, and we look forward to reporting results from our depression studies for ALTO-100, ALTO-300, and ALTO-203, over the coming 12 months.”

Dr. Etkin added, “The Phase 1 data we recently reported for ALTO-101 showcase the depth and diversity of our clinical pipeline. We are excited to have a proprietary formulation that enables greater drug exposure while substantially reducing the typical PDE4-related adverse events. Our planned proof-of-concept study in schizophrenia with ALTO-101 will mark an important step forward for this program.”

First Quarter 2024 and Recent Business Highlights

ALTO-100: Ongoing Phase 2b Study in MDD
ALTO-100, a first-in-class, oral small molecule believed to work through enhancing neural plasticity, is in development in Phase 2b for the treatment of major depressive disorder (MDD).

Alto is currently evaluating ALTO-100 in a 266-patient Phase 2b study in MDD patients characterized by a memory-based cognitive biomarker. The study is evaluating ALTO-100 compared to placebo over a 6-week double blind treatment period. The primary endpoint is the change from baseline on the standard regulatory clinical endpoint in depression, the Montgomery-Åsberg Depression Rating Scale (MADRS).

Enrollment is ongoing and the Company expects to report topline data in the second half of 2024.

ALTO-300: Ongoing Phase 2b Study in MDD
ALTO-300 (agomelatine), an oral small molecule that is believed to act as a melatonin agonist and 5HT2C antagonist, is being developed as a new treatment for patients with MDD as an adjunctive treatment to an antidepressant to which they had an insufficient response.

Alto is currently evaluating ALTO-300 in a 200-patient Phase 2b study in MDD patients characterized by an EEG biomarker signature. The study is evaluating ALTO-300 compared to placebo over a 6-week treatment period, and the primary outcome will be the change from baseline in MADRS score.

Enrollment is ongoing and the Company expects to report topline data in the first half of 2025.

ALTO-101: In Development for Cognitive Impairment Associated with Schizophrenia (CIAS)
ALTO-101 is a novel brain-penetrant PDE4 inhibitor currently in Phase 1 clinical development for the treatment of CIAS. In December 2023, the Company reported positive results from a Phase 1 study in healthy volunteers in which ALTO-101 was shown to positively impact key brain pharmacodynamic markers relevant to cognition that are indicative of potential clinical benefit.

PDE4 inhibitors have demonstrated, as a class, a propensity to induce significant adverse events, historically limiting their development in CNS disorders. Alto is developing ALTO-101 as a novel transdermal formulation in partnership with MedRx Co., Ltd. to potentially enhance the pharmacokinetic (PK) profile and improve the overall tolerability profile relative to other PDE4 inhibitors.

In April 2024, the Company reported positive results from a Phase 1 study evaluating the pharmacokinetic and tolerability profile of transdermal administration of ALTO-101 compared to oral administration. Overall, ALTO-101 demonstrated a favorable pharmacokinetic and tolerability profile. The novel transdermal formulation delivered significantly greater drug exposure with substantially fewer adverse events typically associated with PDE4 inhibitors. The drug exposure demonstrated by the transdermal formulation is expected to be sufficient to achieve the desired 30-40% target occupancy, which has been shown through positron emission tomography (PET) to be the relevant occupancy to induce the brain effects observed with oral administration of ALTO-101.

The Company expects to initiate a Phase 2 proof-of-concept study with ALTO-101 in CIAS in the first half of 2024.

ALTO-203: Histamine H3 Inverse Agonist in Development for MDD with Anhedonia
ALTO-203 is a novel, oral small molecule that uniquely acts as a histamine H3 inverse agonist, a histamine receptor primarily expressed in the brain. The Company is developing ALTO-203 as a novel treatment for patients with MDD and increased levels of anhedonia given the demonstrated effects of ALTO-203 on dopamine release in the reward system and on positive subjective emotional measures in humans.

In April 2024, Alto announced the initiation of a Phase 2 proof-of-concept study to evaluate ALTO-203 in patients with MDD and higher levels of anhedonia. The study consists of two sequential double-blind, placebo-controlled treatment periods with two dose levels of ALTO-203 being studied as monotherapy. The first period uses a randomized single-dose treatment design to evaluate patient pharmacodynamic responses to ALTO-203 compared to placebo. The powered primary outcome is measured by an acute change in positive emotion assessed by the alertness and mood components of the Bond-Lader Visual Analog Scale (BL-VAS), an established scale of subjective emotion also used in a prior Phase 1 study of ALTO-203. The second period uses a 28-day, multi-dose exposure design to assess the safety of ALTO-203 in patients with MDD. Exploratory, non-powered objectives for the multi-dose period will evaluate changes in measures of depression, anhedonia, and other clinical symptoms, along with cognition, EEG, and wearables.

Alto expects to enroll approximately 60 adult participants with MDD and evidence of anhedonia, and report topline data from this study in the first half of 2025.

ALTO-202: NMDAr Antagonist in Development for Depression
ALTO-202 is a novel, oral small molecule believed to specifically target the GluN2b subunit of NMDA receptors, acting as a selective NMDA receptor antagonist. Alto plans to develop ALTO-202 for patients with depression.

Corporate Updates

•The Company successfully completed its upsized initial public offering in February 2024, resulting in net proceeds of approximately $133 million.

Upcoming Milestones and Events

Near-Term Expected Milestones
•1H 2024 — ALTO-101 Proof-of-Concept CIAS study initiation
•2H 2024 — ALTO-100 Phase 2b MDD study topline data
•1H 2025 — ALTO-300 Phase 2b MDD study topline data
•1H 2025 — ALTO-203 Proof-of-Concept MDD study topline data
•2025 — ALTO-101 Proof-of-Concept CIAS study topline data

Upcoming Scientific Conference Presentation

•Members of the Alto Neuroscience team are expected to present data highlighting the breadth of the Company's pipeline and Precision Psychiatry Platform™ at the American Society of Clinical Psychopharmacology annual meeting.

First Quarter 2024 Financial Highlights

Cash Position: As of March 31, 2024, Alto had cash and cash equivalents of $205.9 million.

The Company expects its cash balance to support planned operations into 2027.

R&D Expenses: Research and development expenses for the quarter ended March 31, 2024 were $10.0 million, as compared to $5.6 million for the same period in 2023. The increase was primarily attributable to costs associated with the ALTO-100 and ALTO-300 Phase 2b clinical studies, which were initiated in January 2023 and June 2023, respectively.

G&A Expenses: General and administrative expenses for the quarter ended March 31, 2024 were $4.4 million, as compared to $1.6 million for the same period in 2023. The increase was primarily attributable to costs associated with higher headcount to support expanded clinical development efforts, growing operational requirements, and costs associated with operating as a public company.

Net Loss: The Company incurred a net loss of $13.4 million for the quarter ended March 31, 2024, as compared to $7.3 million for the quarter ended March 31, 2023.

About Alto Neuroscience

Alto Neuroscience is a clinical-stage biopharmaceutical Company with a mission to redefine psychiatry by leveraging neurobiology to develop personalized and highly effective treatment options. Alto’s Precision Psychiatry Platform™ measures brain biomarkers by analyzing EEG activity, neurocognitive assessments, wearable data, and other factors to better identify which patients are more likely to respond to Alto product candidates. Alto’s clinical-stage pipeline includes novel drug candidates in depression, PTSD, schizophrenia, and other mental health conditions.
For more information, visit www.altoneuroscience.com or follow Alto on X (Twitter).

Forward Looking Statements

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding Alto’s expectations with regard to the potential benefits, activity, effectiveness and safety of its product candidates and Precision Psychiatry Platform (“Platform”); Alto’s expectations with regard to the design and results of its research and development programs and clinical trials, including the timing of enrollment and the timing and availability of data from such trials; Alto’s clinical and regulatory development plans for its product candidates, including the timing or likelihood of regulatory filings and approvals for its product candidates; and Alto’s business strategy, financial position and the sufficiency of its financial resources to fund its operations through expected milestones. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including: uncertainties inherent in the initiation, progress and completion of clinical trials and clinical development of Alto’s product candidates; the risk that Alto may not realize the intended benefits of its Platform; availability and timing of results from clinical trials; whether initial or interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials; the risk that clinical trials may have unsatisfactory outcomes; the risk that Alto does not accept the CIRM grant; the risk that Alto’s projections regarding its financial position and expected cash runway are inaccurate or that its conduct of its business requires more cash than anticipated; and other important factors, any of which could cause Alto’s actual results to differ from those contained in the forward-looking statements, which are described in greater detail in Alto's Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the Securities and Exchange Commission (“SEC”) as well as in other filings Alto may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and Alto expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as required by law.

ALTO NEUROSCIENCE, INC.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except per share amounts)
(unaudited)

	Three months ended March 31,
	2024	2023
Operating expenses:
Research and development	$9,952	$5,609
General and administrative	4,434	1,592
Total operating expenses	14,386	7,201
Loss from operations	(14,386)	(7,201)
Other income (expense):
Interest income	1,558	230
Interest expense	(346)	(324)
Change in fair value of warrant liability	(243)	11
Total other income (expense), net	969	(83)
Net loss	$(13,417)	$(7,284)
Other comprehensive loss
Foreign currency translation	(5)	(19)
Total other comprehensive loss	(5)	(19)
Comprehensive loss	$(13,422)	$(7,303)
Net loss per share attributable to common stockholders, basic and diluted	$(0.76)	$(1.97)
Weighted-average number of common shares outstanding, basic and diluted	17,600	3,691

ALTO NEUROSCIENCE, INC.
Selected Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	March 31,	December 31,
	2024	2023
Cash and cash equivalents	$205,895	$82,548
Total assets	209,922	86,628
Total liabilities	16,818	16,823
Accumulated deficit	(90,382)	(76,965)
Investor Contact:
Nick Smith
investors@altoneuroscience.com

Media Contact:
Jordann Merkert
media@altoneuroscience.com